Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We hereby consent to the incorporation in the Amendment No. 1 to Form S-1 Registration Statement of Peraso Inc. (Registration No. 333-276247) of our report, dated March 29, 2023, except for Note 1, for which the date is January 23, 2024, relating to the consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

January 23, 2024